Exhibit 24

Verano Holdings Corp.

Limited Power of Attorney

Pursuant to this Limited Power of Attorney (this “Power of Attorney”) , I, R. Michael Smullen, do hereby make, constitute and appoint Darren Weiss, Laura Marie Kalesnik, Jacob M. Phillips and Kevan Fisher (individually and collectively, “my Attorney”), and each of them acting individually, with full powers of substitution, as my true and lawful attorneys for the purposes set forth herein, effective as of the date set forth below.

I hereby grant to my Attorney, for me and in my name, place and stead, the powers set forth below, granting unto my Attorney the authority to perform each and every act and thing requisite, necessary or proper to be done in the exercise of such powers, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming any such action that my Attorneys, and any substitutes therefor, each acting alone, may lawfully do or cause to be done by virtue hereof:

1.	To execute, for and on my behalf, in my capacity as an “officer” (within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) or director of Verano Holdings Corp. (the “Company”), Form 3, Form 4 and Form 5, and any amendments thereto, in accordance with Section 16(a) of the Exchange Act;

2.	To execute, for and on my behalf, in my capacity as a “reporting insider” (within the meaning of National Instrument 55-104 – Insider Reporting Requirements and Exemptions) of the Company, System for Electronic Disclosure by Insiders (“SEDI”) the insider profile and insider reports, and any amendments thereto, required under applicable securities legislation;

3.	To do and to perform all acts for and on my behalf that may be necessary or desirable to complete and execute any such Form 3, Form 4, Form 5, the insider profile and insider reports, and any amendments thereto, and to timely file such form or amendment with the United States Securities and Exchange Commission (the “SEC”), SEDI and any stock exchange or similar authority; and

4.	To take any other action of any type that, in the reasonable determination of my Attorney, is necessary or desirable in connection with the foregoing grant of authority, it being understood that the documents executed by my Attorney pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as my Attorney may approve.

This Power of Attorney and the authority of my Attorney and any substitutes therefor hereunder shall not terminate on my disability but shall remain in full force and effect for so long as I am an officer, director or reporting insider of the Company and for such time thereafter as may be necessary to file any such Form 3, Form 4, Form 5, the insider profile and insider reports, and any amendments thereto, relating to the period during which I served as an officer, director or reporting insider of the Company, unless earlier revoked by me in a signed writing delivered to each of my Attorneys and any substitutes therefor. This Power of Attorney may be filed with the SEC or other applicable securities regulator as a confirming statement of the authority granted herein.

In witness whereof, I have hereunto set my hand and seal this 14th day of June, 2022.

/s/ R. Michael Smullen
R. Michael Smullen

[Signature Page to Limited Power of Attorney]